As filed with the Securities and Exchange Commission on August 30, 2000
                                                     Registration No. 333- 44236
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              ---------------------
                          Pre-Effective Amendment No.1
                                       to
                                    FORM S-6


                    For Registration Under the Securities Act
                    of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2
                              ---------------------

A.       EXACT NAME OF TRUST:

         Schwab Trusts, Schwab Ten Trust, 2000 Series C

B.       NAME OF DEPOSITORS:

         Charles Schwab & Co., Inc.                                             ING Funds Distributor, Inc.

C.       COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

         Charles Schwab & Co., Inc.                                             ING Funds Distributor, Inc.
         101 Montgomery Street                                                  1475 Dunwoody Drive
         San Francisco, California 94104                                        West Chester, Pennsylvania 19380

D.       NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                                                COPY TO:
         KAREN ALUISE, ESQ.                 PETER J. DEMARCO                    MICHAEL R. ROSELLA, Esq.
         Charles Schwab & Co., Inc.         ING Funds Distributor, Inc.         Paul, Hastings, Janofsky & Walker LLP
         101 Montgomery Street              1475 Dunwoody Drive                 399 Park Avenue
         San Francisco, California 94104    West Chester, Pennsylvania 19380    New York, New York 10022
                                                                                (212) 318-6000

E.       TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

         An indefinite number of Units of Schwab Trusts, Schwab Ten Trust, 2000 Series C is being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F.       APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

         As soon as practicable after the effective date of the Registration Statement.

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on each date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================


NY/298776.1

                  Subject to Completion, Dated August 21, 2000
--------------------------------------------------------------------------------

                                 Charles Schwab

--------------------------------------------------------------------------------

                                  SCHWAB TRUSTS
                         SCHWAB TEN TRUST, 2000 SERIES C


The final prospectus for a prior Series of Schwab Trusts, Schwab Ten Trust is hereby incorporated by reference and used as a preliminary prospectus for Schwab Trusts, Schwab Ten Trust, 2000 Series C. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust. The Sponsors of the Trust will be Charles Schwab & Co., Inc. and ING Funds Distributor, Inc. as successor to Reich & Tang Distributors, Inc.


================================================================================

================================================================================
The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                  PROSPECTUS PART A DATED SEPTEMBER   , 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



662778.1

           PART II-- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

         The employees of ING Funds Distributor, Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $12,000,000.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

         This Registration Statement on Form S-6 comprises the following papers and documents:

         The facing sheet on Form S-6.
         The Cross-Reference Sheet (incorporated by reference to the
           Cross-Reference Sheet to Amendment No. 2 to the Registration Statement of Schwab Trusts, Schwab Ten Trust, 1997 Series A).
         The Prospectus consisting of           pages.
         Undertakings.
         Signatures.

         Listed below is the name and registration number of the previous series of Schwab Trusts, the final prospectus of which properly supplemented, might be used as preliminary prospectuses for Schwab Trusts, Schwab Ten Trust, 2000 Series A. These final prospectuses are incorporated herein by reference.
                  Schwab Trusts, Schwab Ten Trust, 1999 Series B
                  (Registration No. 333-81611)
                  Schwab Trusts, Schwab Ten Trust, 2000 Series A
                  (Registration No. 333-92261)
                  Schwab Trusts, Schwab Ten Trust, 2000 Series B
                  (Registration No. 333-34332)

         Written consents of the following persons:
                  Paul, Hastings, Janofsky & Walker LLP (included in
                  Exhibit 3.1)
                  Ernst & Young LLP


     The following exhibits:

      *99.1.1    --       Reference Trust Agreement including certain
                          amendments to the Trust Indenture and Agreement
                          referred to under Exhibit 99.1.1.1 below.
       99.1.1.1  --       Form of Trust Indenture and Agreement (filed as
                          Exhibit 1.1.1 to Amendment No. 1 to Form S-6
                          Registration Statement No. 333-34332 on May 16, 2000
                          and incorporated herein by reference).
       99.1.3.5  --       Restated Articles of Incorporation of Charles Schwab &
                          Co., Inc (filed as Exhibit 1.3.5 to Amendment No. 2 to
                          Form S-6 Registration Statement No. 333-31133 of
                          Schwab Trusts, Schwab Ten Trust, 1997 Series A on
                          November 4, 1997 and incorporated herein by
                          reference).
       99.1.3.6  --       Certificate of Amendment of Articles of Incorporation
                          of Charles Schwab & Co., Inc (filed as Exhibit 1.3.6
                          to Amendment No. 2 to Form S-6 Registration Statement
                          No. 333-31133 of Schwab Trusts, Schwab Ten Trust, 1997
                          Series A on November 4, 1997 and incorporated herein
                          by reference).
       99.1.3.7  --       Amended and Restated Bylaws of Charles Schwab & Co.,
                          Inc (filed as Exhibit 1.3.7 to Amendment No. 2 to Form
                          S-6 Registration Statement No. 333-31133 of Schwab
                          Trusts, Schwab Ten Trust, 1997 Series A on November 4,
                          1997 and incorporated herein by reference).
       99.1.3.8  --       Articles of Incorporation and Articles of Amendment of
                          ING Funds Distributor, Inc. (filed as Exhibit 99.1.3.5
                          to Amendment No. 2 to Form S-6 Registration Statement
                          No. 333-31048 on March 28, 2000 and incorporated
                          herein by reference).
       99.1.3.9. --       By-Laws of ING Funds Distributor, Inc. (filed as
                          Exhibit 99.1.3.6 to Amendment No. 2 to Form S-6
                          Registration Statement No. 333-31048 on March 28, 2000
                          and incorporated herein by reference).
      *99.3.1    --       Opinion of Paul, Hastings, Janofsky &Walker LLP as
                          to the legality of the securities being registered, including their consent to the filing thereof and to the use of their name under the headings "Tax Status" and "Legal Opinions" in the Prospectus, and to the filing of their opinion regarding tax status of the Trust.



--------
*     To be filed by Amendment.


NY/298776.1
                                      II-1

       99.6.0    --       Power of Attorney of ING Funds Distributor, Inc., the
                          Depositor, by its officers and a majority of its
                          Directors (filed as Exhibit 99.6.0 to Form S-6
                          Registration No. 333-31048 of The Pinnacle Family of
                          Trusts, Internet Trust Series I on February 24, 2000
                          and incorporated herein by reference).
       99.6.1    --       Powers of Attorney of Charles Schwab & Co., Inc., the
                          Depositor, by its officers and a majority of its Directors (filed as Exhibit 6.1 to Form S-6
                          Registration Statement No. 333-31133 of Schwab Trusts,
                          Schwab Strategic Ten Trust, 1997 Series A on July 11,
                          1997 and incorporated herein by reference).



NY/298776.1
                                      II-2

                           UNDERTAKING TO FILE REPORTS

                  Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2000 Series C, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 21st day of August, 2000.

                                      SCHWAB TRUSTS, SCHWAB
                                      TEN TRUST, 2000 SERIES C
                                      (Registrant)



                                      CHARLES SCHWAB & CO., INC.
                                      (Depositor)



                                      By /s/ JIM WHITE
                                         --------------------------------------
                                           Jim White
                                           (Authorized Signator)


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Charles Schwab & Co., Inc., the Depositor, in the capacities and on the dates indicated.


              Name                          Title                                       Date
              ----                          -----                                       ----

DAVID POTTRUCK                 Chief Executive Officer and Director

STEVEN SCHEID                  Chief Financial Officer and Director

CHARLES R. SCHWAB              Director                                    August 21, 2000


                                                                           By  /s/ JIM WHITE
                                                                              ----------------------------------------
                                                                                Jim White
                                                                                Attorney-In-Fact*



--------

* Executed copies of Powers of Attorney were filed as Exhibit 6.1 to Registration Statement No. 333-31133 on July 11, 1997.


NY/298776.1
                                      II-3

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2000 Series C, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 21st day of August, 2000.

                                  SCHWAB TRUSTS, SCHWAB
                                  TEN TRUST, 2000 SERIES C
                                      (Registrant)

                                  ING FUNDS DISTRIBUTOR, INC.
                                      (Depositor)

                                  By     /s/ PETER J. DeMARCO
                                     ------------------------------------------
                                           Peter J. DeMarco
                                           (Authorized Signator)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of ING Funds Distributor, Inc., the Depositor, in the capacities and on the dates indicated.


              Name                       Title                                       Date
              ----                       -----                                       ----

JOHN J. PILEGGI             Chief Executive Officer and Director

MITCHELL J. MELLEN          President and Director

DONALD E. BROSTROM          Chief Financial Officer, Treasurer and
                            Director
ERIC M. RUBIN               Director


                                                                        August 21, 2000


                                                                        By   /s/ PETER J. DeMARCO
                                                                           ------------------------
                                                                             Peter J. DeMarco
                                                                             Attorney-In-Fact*



--------

* An executed copy of the Powers of Attorney was filed as Exhibit 99.6.0 to Form S-6 Registration Statement No. 333-31048 on February 24, 2000.


NY/298776.1
                                      II-4

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference made to our firm under the caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated________, 2000, in this Registration Statement (Form S-6 No. 333-_______) of Schwab Trusts, Schwab Ten Trust, 2000 Series C.


New York, New York
_______, 2000                                                 ERNST & YOUNG LLP




NY/298776.1
                                      II-5